As filed with the Securities and Exchange Commission on November 17, 2021

Registration No. 333-254443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TRILLIUM THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Trillium Therapeutics USA Inc.

100 CambridgePark Drive, Suite 510

Cambridge, Massachusetts 01240

(416) 595-0627

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Parsons

c/o Trillium Therapeutics USA Inc.

100 CambridgePark Drive, Suite 510

Cambridge, Massachusetts 01240

(Name and address of agent for service)

(416) 595-0627

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (as amended, the “Registration Statement”) by Trillium Therapeutics Inc., a corporation existing under the laws of British Columbia (the “Registrant”), filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister all securities that remain unsold or otherwise unissued under such Registration Statements (No. 333-254443) initially filed with the SEC on March 18, 2021, pertaining to the registration of an indeterminate amount of common shares, first preferred shares, subscription receipts, warrants and/or units.

On November 17, 2021, pursuant to the terms of an Arrangement Agreement and Plan of Arrangement (the “Arrangement Agreement”) dated as of August 20, 2021, by and among the Registrant, Pfizer Inc., a Delaware corporation, and PF Argentum Acquisition ULC, a corporation formed under the laws of the Province of British Columbia (“Purchaser”), Purchaser acquired all of the outstanding capital stock of Registrant not already owned by Purchaser and its affiliates, including all of the Common Shares not already owned by Purchaser and its affiliates (the “Arrangement”).

As a result of the Arrangement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offering, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statement, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario, Canada, on November 17, 2021.

TRILLIUM THERAPEUTICS INC.

By:	/s/ James Parsons
James Parsons
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.